EXHIBIT 99.1

VICON INDUSTRIES ANNOUNCES RESULTS OF RIGHTS OFFERING
HAUPPAUGE, N.Y. - November 3, 2017 - Vicon Industries, Inc. (NYSE American: VII), a global producer of video security solutions, today announced the results of its previously announced rights offering. The subscription period for the rights offering expired at 5:00 p.m. ET on November 2, 2017.
The Company received subscriptions and oversubscriptions from its existing shareholders for a total of 704,235 shares of its common stock, raising gross proceeds of approximately $282,000. The Company expects to close the rights offering on or about November 6, 2017.
Immediately following the closing of the rights offering, the Company expects to receive approximately $3.0 million of gross proceeds from NIL Funding Corporation under its backstop commitment under which NIL will purchase 7,500,000 shares of common stock from the Company.
Following the completion of the rights offering and the related backstop investment, the Company expects to have a total of 17,552,623 shares of its common stock outstanding and NIL and its affiliates are expected to hold approximately 45% of such outstanding common stock.
About Vicon
Vicon Industries, Inc. (NYSE American: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has offices in Yavne, Israel and the United Kingdom. More information about Vicon, its products and services is available at www.vicon-security.com.
Special Note Regarding Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our proposed fundraising activities. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.